CKE Restaurants, Inc. Provides Additional Details Regarding Agreement to be Acquired by Affiliate of Apollo Global Management

CARPINTERIA, Calif., Apr 26, 2010 (BUSINESS WIRE) — As announced on April 24, 2010, CKE Restaurants, Inc. (NYSE: CKR) (“CKE” or the “Company”) has entered into a definitive merger agreement to be acquired by an affiliate of Apollo Global Management (“Apollo”), a leading global alternative asset manager.

Under the terms of the agreement, CKE stockholders will receive $12.55 in cash for each share of CKE common stock they hold, representing a 41% premium to the Company’s unaffected closing share price on February 25, 2010, and a 14% premium over the consideration provided by the merger agreement previously entered into with affiliates of Thomas H. Lee Partners, L.P.

CKE’s board of directors has unanimously approved the merger agreement and has resolved to recommend that CKE shareholders adopt the agreement. The transaction is valued at approximately $1.0 billion, including the refinancing of the Company’s outstanding indebtedness. Affiliates of Morgan Stanley, Citi and RBC Capital Markets have provided an aggregate $700 million financing commitment in support of the transaction.

CKE’s chief executive officer, Andrew F. Puzder, said, “This is a very exciting and positive development for the Company, its shareholders, franchisees and employees. The Apollo transaction provides substantial added value for our shareholders and is a testament to our Board’s diligent efforts on behalf of our shareholders. Our franchisees and employees will also benefit from Apollo’s retail sector experience and widely acknowledged financial expertise. We believe this is an opportunity to partner with a premier private equity firm that has a proven record for fostering operational excellence, supporting growth and adding value in its portfolio companies. We view this as an exceptionally positive transaction on all fronts.”

Peter P. Copses, a Senior Partner at Apollo, said, “We are extremely pleased to be acquiring CKE and look forward to working with its outstanding management team, employees and franchisees to continue to build the Company’s market leading brands. We are firmly committed to CKE’s continued growth as an industry-leading quick service restaurant operator.”

Transaction Details

Completion of the transaction, which is expected to occur by the end of the second quarter of fiscal 2011, is contingent upon customary closing conditions, including approval by holders of the majority of CKE’s outstanding shares, the receipt of customary regulatory approvals, and other customary closing conditions. A special shareholders meeting will be scheduled at a later date. The merger agreement does not include a financing condition. Upon completion of the merger, CKE will become a private company, wholly-owned by an affiliate of Apollo Global Management.

UBS Investment Bank is acting as financial advisor to CKE, and Stradling, Yocca, Carlson & Rauth and Potter Anderson & Corroon LLP are acting as CKE’s legal advisors. As mentioned above, Morgan Stanley, Citi and RBC Capital Markets are providing debt financing for the transaction and Citi is also acting as Apollo’s sole financial advisor. Morgan, Lewis & Bockius and Morris, Nichols, Arsht & Tunnell are acting as Apollo’s legal advisors.

FORWARD-LOOKING STATEMENTS

This filing contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give the Company’s current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These uncertainties and other factors include, but are not limited to, risks associated with this transaction, including the occurrence of any event, change or other circumstances that could give rise to the termination of the new merger agreement, the inability to complete the transaction due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the transaction, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the failure to obtain the necessary debt financing arrangements set forth in the debt commitment letter received in connection with the transaction. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties as discussed in the Company’s filings with the SEC.

ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER AND WHERE TO FIND IT.

In connection with the proposed transaction, the Company will file a new proxy statement and other materials with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the new proxy statement (when available) and other documents filed by the Company with the SEC at the SEC’s Web site at www.sec.gov.

The proxy statement and such other documents will also be available for free on the Company’s website at www.ckr.com under “Investors/SEC Filings” or by directing such request to Investor Relations, CKE Restaurants, Inc., 805-745-7750.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the proposed transaction when it becomes available.

About CKE Restaurants, Inc.

Headquartered in Carpinteria, Calif., CKE Restaurants, Inc. is publicly traded on the New York Stock Exchange under the symbol “CKR.” As of the end of its fiscal 2010, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,141 franchised, licensed or company-operated restaurants in 42 states and in 16 countries, including 1,224 Carl’s Jr. restaurants and 1,905 Hardee’s restaurants. For more information about CKE Restaurants, please visit www.ckr.com.

About Apollo Global Management

Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of over $53 billion as of December 31, 2009, in private equity, credit-oriented capital markets and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources.

SOURCE: CKE Restaurants, Inc.

For CKE Restaurants Inc.:
Weber Shandwick
Heather Wilson, 310-854-8244
or
Lori Barker, 805-745-7750

For Apollo Global Management:
Rubenstein Associates, Inc.
Charles Zehren
212-843-8590